Exhibit 5.2

BETZER, ROYBAL & EISENBERG P.C.

ATTORNEYS AT LAW

4900 Lang Avenue NE, Suite 202

Albuquerque, New Mexico 87109

Phone: (505) 797-0105

Fax: (505) 797-0170

September 17, 2013

Reynolds American Inc.

401 North Main Street

Winston-Salem, NC 27102

Re:	Public Offer and Sale of $1.1 Billion Aggregate Principal Amount of Senior Notes and Related Subsidiary Guarantees

Ladies and Gentlemen:

We have acted as special New Mexico counsel to Santa Fe Natural Tobacco Company, Inc., a New Mexico corporation (“SFNTC”), a wholly owned subsidiary of Reynolds American Inc. (“RAI”), in connection with SFNTC’s proposed guarantee (the “Guarantee”), under the 2006 Indenture (as defined below), of RAI’s obligations under its 4.850% Senior Notes due 2023 in the aggregate principal amount of $550,000,000, and its 6.150% Senior Notes due 2043 in the aggregate principal amount of $550,000,000 (collectively, the “Notes”) to be issued by Reynolds American Inc. (“RAI”) in an underwritten public offering pursuant to a registration statement on Form S-3 filed with the Securities and Exchange Commission (“SEC”) on May 23, 2013 (Registration No. 333-188791) (the “Registration Statement’), as described in a prospectus supplement dated September 12, 2013 filed with the SEC on September 12, 2013 (“Prospectus Supplement”). The Notes contain guarantees (the “Guarantees”) by SFNTC and other subsidiaries of RAI (the “Guarantors”), and the Notes and the Guarantees will be issued pursuant to an indenture dated as of May 31, 2006, among RAI, as issuer, the Guarantors, as guarantors, and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.), as trustee (the “2006 Indenture”), as amended by a first supplemental indenture dated as of September 30, 2006 (the “First Supplemental Indenture”), the second supplemental indenture dated as of February 6, 2009 (the “Second Supplemental Indenture”) and the third supplemental indenture dated as of September 17, 2013 (the “Third Supplemental Indenture”). RAI and the Guarantors have entered into an Underwriting Agreement dated September 12, 2013, with J.P. Morgan Securities LLC, Goldman Sachs & Co. and Citigroup Global Markets Inc., for themselves and on behalf of the Underwriters listed on Schedule 2 thereto, relating to the sale of the Notes and the Guarantees.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the documents and agreements covered by our

Reynolds American Inc.

September 17, 2013

opinions below, and have made such other examinations as we have, in our professional judgment, deemed appropriate with respect to the subject matter of this opinion. As to any facts relevant to our opinions, we have relied upon certificates of officers of SFNTC. Except as may be expressly described herein, we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge of the existence or absence of facts should be drawn from our representation of SFNTC. In such examinations we have assumed the genuineness of all signatures not witnessed by us, the conformity to originals of all documentation submitted to us as certified or photostatic copies thereof, the authority of the person or persons who executed any such documents on behalf of any person or entity (other than SFNTC) and the legal capacity of all natural persons.

Based upon and subject to the foregoing and the further limitations and qualifications hereinafter expressed, we are of the opinion that:

1.	The 2006 Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture have been duly authorized, executed and delivered by SFNTC.

2.	The Guarantee of SFNTC has been authorized by all necessary corporate action of SFNTC and has been duly executed and delivered by SFNTC.

In rendering the foregoing opinions, our examination of matters of law has been limited to the laws of the State of New Mexico.

This opinion is furnished to you in connection with the filing by RAI of a Current Report on Form 8-K which will be incorporated by reference into the Registration Statement. We hereby consent to the filing of this opinion with the SEC as Exhibit 5.2 to such Form 8-K. We also hereby consent to the reliance upon this opinion of Kilpatrick Townsend & Stockton LLP, counsel for RAI and the Guarantors, in connection with its opinion to RAI filed as Exhibit 5.1 to such Form 8-K. We further hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

BETZER, ROYBAL & EISENBERG, P.C.

By:	/s/ Benjamin C. Roybal
Benjamin C. Roybal